Exhibit 99.1

Memorandum

To:	Board of Directors and Executive Officers.

From:	Andrea Berry

Date:	August 24, 2012

Subject:	Trading Blackout for Flotek 401(k) Plan.

I am sending this notice to alert you to new, temporary restrictions on the trading of Flotek Industries, Inc. (the “Company”) securities that will affect you directly. The Company is in the process of changing the service provider of the Flotek Industries, Inc. 401(k) Plan (the “Plan”). The transition of the Plan to the new provider will begin on September 21, 2012 at 3:00 p.m. Central Time and is expected to end on October 23, 2012 (the “Blackout Period”). During the Blackout Period, all participants and other individuals able to direct Plan investments (e.g., former participants, beneficiaries of deceased participants, alternate payees) in the Plan will be prevented from engaging in transactions under the Plan, including sales of shares of common stock of the Company, obtaining loans or distributions from, or diversifying or otherwise changing account balances in the Plan.

The Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission (“SEC”) rules provide that, during the Blackout Period, all directors and executive officers are generally prohibited from buying or selling the Company’s common stock, exercising equity awards or otherwise engaging in transactions in the Company’s common stock, regardless of whether you participate in the Plan. This Blackout Period not only restricts your ability to engage in transactions in Company common stock held under the Plan, but also in Company common stock held in accounts outside of the Plan. The restrictions on trading during the Blackout Period are in addition to the restrictions in the Company’s Insider Trading Policy (and associated trading calendar). This means that during the period from September 21, 2012 at 3:00 p.m. Central Time through October 23, 2012, you will not be able to buy or sell any shares of Company common stock or exercise any stock options or stock appreciation rights, subject to certain limited exceptions set forth below.

The trading restrictions do not apply to certain transactions in Company securities, including:

•	Bona fide gifts;

•

Transactions pursuant to a 10b5-1 plan that was entered into prior to the beginning of the Blackout Period, provided you were unaware of the actual or approximate beginning or ending dates of the Blackout Period when it was entered into; and

•	Sale of Company common stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions concerning the Blackout Period described in this notice, you should contact Andrea Berry in the Company’s HR Department, 2930 W. Sam Houston Pkwy N., Suite 300, Houston, Texas, 77043, at 713-726-5345, Monday through Friday, between 9:00 A.M. and 5:00 P.M., Central Time.

2